PRESS RELEASE


                              RESERVE BANCORP, INC.
                               2000 Mt. Troy Road
                         Pittsburgh, Pennsylvania 15212
                                 (412) 322-6107

FOR FURTHER INFORMATION CONTACT:
Mr. Richard A. Sinewe, President


                              RESERVE BANCORP, INC.
                  Earnings for Quarter Ended December 31, 2003

         March 9, 2004 -- Reserve Bancorp, Inc. (OTC Bulletin Board RSVB), the parent holding company of Reserve Bank, Pittsburgh, Pennsylvania, recorded net income of $199,000 for the quarter ended December 31, 2003, as compared to net income of $192,000 for the quarter ended December 31, 2002. Earnings per share, diluted, were $0.29 for the quarter ended December 31, 2003, as compared to $0.27 for the quarter ended December 31, 2002.

         The $7,000 or 3.6% increase in net income for the quarter ended December 31, 2003 compared to the same quarter in 2002 was primarily the result of an increase in net interest income, offset by increases in non-interest expense and provision for income taxes. Net interest income increased $57,000 or 10.8% for the 2003 period as compared to the 2002 period. The average balance of interest-earning assets increased $9.9 million or 16.2%, whereas the average rate earned thereon decreased 84 basis points. The average balance of interest-bearing liabilities increased by $10.1 million or 20.7%, whereas the average rate paid thereon decreased 95 basis points. The net interest rate spread, which is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities, increased to 2.89% for the quarter ended December 31, 2003 from 2.78% for the quarter ended December 31, 2002. Gains on sales of securities were $27,000 for the 2003 period, as compared to $17,000 for the 2002 period.

         Total assets of the Company were $72.0 million and stockholders' equity was $12.3 million, or $17.31 per share, at December 31, 2003.

         Reserve Bank is a federally chartered stock savings bank which conducts its business from its main office in Reserve Township, Pennsylvania and a full-service branch office in the McIntyre Square shopping center in Ross Township, Pennsylvania. The Bank changed its name from Mt. Troy Bank effective February 20, 2004. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). The Company's common stock is traded on the OTC Bulletin Board under the symbol "RSVB."